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                                                                  EXHIBIT (a)(3)

                                                   April 4, 1994

Board of Directors
Grumman Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Re: Schedule 14D-9 of Grumman Corporation

Gentlemen and Madame:

     Reference is made to our opinion letter dated April 4, 1994 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Grumman Corporation (the "Company") of the $62.00 per Share in cash to be received by such holders in the Offer and the Merger pursuant to the Agreement and Plan of Merger dated as of April 3, 1994 among Northrop Corporation ("Northrop"), Northrop Acquisition, Inc., a wholly owned subsidiary of Northrop, and the Company.

     The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "The Solicitation or Recommendation--Background and Reasons for the Recommendation" and to the inclusion of the foregoing opinion in the above-mentioned Schedule 14D-9.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.
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                                                   April 4, 1994

Board of Directors
Grumman Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Gentlemen and Madame:

     You have requested that we confirm our oral opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Grumman Corporation (the "Company") of the $62.00 per Share in cash to be received by such holders in the Offer and the Merger (each as defined below) pursuant to the Agreement and Plan of Merger dated as of April 3, 1994 among Northrop Corporation ("Northrop"), Northrop Acquisition, Inc. ("Northrop Acquisition") a wholly owned subsidiary of Northrop, and the Company (the "Northrop Merger Agreement").

     The Northrop Merger Agreement provides for a tender offer for all of the Shares (the "Northrop Offer") pursuant to which Northrop Acquisition will pay $62.00 per Share in cash for each Share accepted. The Northrop Merger Agreement further provides that following completion of the Northrop Offer, Northrop Acquisition will be merged with and into the Company (the "Northrop Merger") and each outstanding Share (other than Shares already owned by Northrop or Northrop Acquisition) will be converted into the right to receive $62.00 in cash.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Northrop Merger Agreement.

     In connection with this opinion, we have reviewed, among other things, the Northrop Merger Agreement; the Tender Offer Statement on Schedule 14D-1, dated March 14, 1994, of Northrop Acquisition, including the Offer to Purchase; the Solicitation/Recommendation Statement on Schedule 14D-9 dated April 4, 1994 of the Company; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1993; certain interim reports to Shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its Shareholders and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

     Based upon and subject to the foregoing and based upon such other matters as we considered relevant, we confirm our oral opinion that, as of April 3, 1994, the $62.00 per Share in cash to be received by the holders of Shares in the Northrop Offer and the Northrop Merger is fair to such holders.
                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.